FOR IMMEDIATE RELEASE

Contacts
Rob Collins	Investor Relations
Voice Mobility International Inc.	North America: 1.888.370.8751
604.482.0000	investors@voicemobility.com

Voice Mobility Closes Note Financing

VANCOUVER, BC, CANADA – November 5, 2009 – Voice Mobility International, Inc. (TSE: VMY, OTCBB: VMII and FWB: VMY), a Vancouver based developer and provider of carrier and enterprise unified communication solutions, today announced it has closed a unit financing for gross proceeds of $120,000.

Each unit consisted of a one-year 10% promissory note (each, a “Note”) and one common share purchase warrant for each $1.00 of the principal amount of each Note. Each share purchase warrant will entitle the holder to purchase one common share at the price of Cdn$0.25 per share for a period of three years from the closing of the private placement. Additionally, 42,857 common shares were issued to a finder on the same terms as noted above.

The shares and warrants issued pursuant to this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

About Voice Mobility, Inc.

Voice Mobility develops and markets its unified communications product line to enterprise, campus and hosted customers. Our product line includes highly scalable Voicemail, Unified Communication, Fax Service, Interactive Voice Response, and Auto-Attendant applications, as well as unique features like Emergency Event Notification, Mobile Client functionality, Presence, Speech applications and Desktop integration with industry leading software providers. For more information, visit www.voicemobility.com.

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